UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2011

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2011, YRC Worldwide Inc. (the “Company”) completed its previously disclosed financial restructuring whereby it refinanced the claims held by its lenders under its existing credit agreement, dated as of August 17, 2007, with JPMorgan Chase Bank, National Association, as administrative agent and the certain financial institutions party thereto as lenders (the “Credit Agreement”) and entered into other significant financing arrangements. In connection with the completion of the financial restructuring, the Company issued approximately 3,717,948 shares of its new Series B Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), $140.0 million in aggregate principal amount of its new 10% Series A Convertible Senior Secured Notes due 2015 (the “Series A Notes”) and $100.0 million in aggregate principal amount of its new 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes”) to its lenders pursuant to the terms and conditions set forth in the prospectus (the “Prospectus”) forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Securities and Exchange Commission (the “SEC”) on May 17, 2011 and made effective on July 12, 2011. The Company also entered into an amended and restated credit agreement, a new asset-based loan facility and an amendment to the contribution deferral agreement it has with certain multiemployer pension funds, as further described below. On July 22, 2011, the Company also delivered into escrow approximately 1,282,051 shares of its Series B Preferred Stock, to be delivered from escrow on July 25, 2011 to the Teamster-National 401(k) Savings Plan for the benefit of the Company’s International Brotherhood of Teamsters (“IBT”) employees. The Company also issued a share of its new Series A Voting Preferred Stock, par value $1.00 per share (the “Series A Voting Preferred Stock”), to the IBT to confer certain board representation rights.

The Company intends to file a proxy statement with the SEC in connection with a special meeting of the Company’s stockholders to approve the merger of a wholly owned subsidiary of the Company with and into the Company with the Company as the surviving entity (the “Charter Amendment Merger”). In connection with the Charter Amendment Merger, the Company will amend and restate its certificate of incorporation to increase the amount of authorized shares of common stock to a sufficient number to (i) permit the automatic conversion of the shares of Series B Preferred Stock issued in the Restructuring into shares of the Company’s common stock and (ii) allow for conversion of the Series A Notes and the Series B Notes into the Company’s common stock.

Bank Group Credit Agreement

On July 22, 2011, the Company, as borrower, entered into an amended and restated credit agreement (the “Bank Group Credit Agreement”) with JPMorgan Chase Bank, National Association, as administrative agent and the certain financial institutions party thereto as lenders, which partially refinanced the Company’s existing Credit Agreement with an approximately $307.4 million term loan and the rollover of approximately $437.0 million of issued and outstanding letters of credit. No amounts under the term loan, once repaid, may be reborrowed. New letters of credit may be issued in substitution or replacement of the rollover letters of credit for the same or a substantially similar purpose substantially concurrently with (and in any event within twenty days of) such substitution or replacement. The Bank Group Credit Agreement also waived the outstanding Milestone Failure (as defined in the Credit Agreement) under the Company’s existing Credit Agreement.

— Maturity and Amortization

The maturity of the term loan and, subject to the ability to replace or substitute letters of credit, letters of credit, will be March 31, 2015. The term loan will not amortize.

— Interest and Fees

The term loan, at the Company’s option, will from time to time bear interest at either (x) 5.50% in excess of the alternate base rate (i.e., the greater of the prime rate and the federal funds effective rate in effect on such day plus 1/2 of 1%) in effect from time to time, or (y) 6.50% in excess of the London interbank offer rate (adjusted for maximum reserves). The London interbank offer rate will be subject to a floor of 3.50% and the alternate base rate will subject to a floor of the then-applicable London interbank offer rate plus 1.0%.

Issued but undrawn letters of credit are subject to a participation fee equal 7.50% of the average daily amount of letter of credit exposure. Any commitment available to be used to issue letters of credit will be subject to a commitment fee of 7.50% of the average daily unused commitment. Letters of credit will be subject to a 1% fronting fee or as mutually agreed between the Company and the applicable issuing bank.

Upon a payment event of default, at the election of the required lenders, or automatically following the occurrence of a bankruptcy event of default, the then-applicable interest rate on any outstanding obligations under the Bank Group Credit Agreement will be increased by 2.0%.

— Guarantors

All obligations of the Company under the Bank Group Credit Agreement are unconditionally guaranteed by the Company’s U.S. subsidiaries (other than the ABL Borrower or (for one year and two days following the closing) the existing special purpose subsidiary that was a borrower under the Company’s prior asset securitization facility) (collectively, the “Guarantors”).

— Collateral

The collateral securing the obligations under the Bank Group Credit Agreement and guarantees entered into pursuant thereto will be substantially similar to the collateral securing the existing Credit Agreement, which will include the following (subject to certain customary exceptions):

•	all shares of capital stock of (or other ownership equity interests in) and intercompany debt owned by the Company and each present and future Guarantor; and

•

substantially all present and future property and assets of the Company or each Guarantor, except to the extent a security interest would result in a breach, termination or default by the terms of the collateral being granted.

The administrative agent will retain the ability to require a pledge of foreign assets.

The liens on the collateral securing the obligations under the Bank Group Credit Agreement and guarantees entered into pursuant thereto will be junior to:

•	the liens securing the obligations under the Contribution Deferral Agreement solely with respect to certain parcels of owned real property on which the pension funds have a senior lien; and

•	certain other customary permitted liens.

— Mandatory Prepayments

The Bank Group Credit Agreement includes the following mandatory prepayments (none of which shall be subject to a reinvestment right except as set forth below):

•

75% of the net cash proceeds from certain asset sales (but, in any event, excluding casualty and condemnation events and certain other customary exceptions), except that no prepayment will be required with respect to up to $10 million of net cash proceeds from non real estate asset sales in any fiscal year to the extent reinvested in assets useful to the business;

•	50% of excess cash flow swept on an annual basis;

•	50% of net cash proceeds from equity issuances (subject to certain exceptions, including equity issuances to finance capital expenditures); and

•	100% of cash proceeds from debt issuances that are not permitted by the Bank Group Credit Agreement.

— Covenants

The Bank Group Credit Agreement requires the Company and its subsidiaries to comply with customary affirmative, negative and financial covenants. Set forth below is a brief description of such covenants, all of which will be subject to customary exceptions, materiality thresholds and qualifications:

•

The affirmative covenants include the following: (i) delivery of financial statements and other customary financial information; (ii) notices of events of default and other material events; (iii) maintenance of existence, ability to conduct business, properties, insurance and books and records; (iv) payment of certain obligations; (v) inspection rights; (vi) compliance with laws; (vii) use of proceeds; (viii) further assurances; (ix) additional collateral and guarantor requirements; and (x) quarterly conference calls.

•

The negative covenants include limitations on: (i) liens; (ii) debt (including guaranties); (iii) fundamental changes; (iv) dispositions (including sale leasebacks); (v) affiliate transactions; (vi) restrictive agreements; (vii) restricted payments; (viii) voluntary prepayments of debt; and (ix) amendments to certain material agreements.

•	The financial covenants include maintenance of the following:

•	Maximum total leverage ratio as described below:

Test Period Ending	Maximum Total Ratio
March 31, 2012	9.00 to 1.00
June 30, 2012	9.30 to 1.00
September 30, 2012	7.00 to 1.00
December 31, 2012	5.90 to 1.00
March 31, 2013	5.30 to 1.00
June 30, 2013	4.60 to 1.00
September 30, 2013	4.00 to 1.00
December 31, 2013	3.60 to 1.00
March 31, 2014	3.30 to 1.00
June 30, 2014	3.20 to 1.00
September 30, 2014	3.00 to 1.00
December 31, 2014	3.10 to 1.00

•	Minimum interest coverage ratio as described below:

Test Period Ending	Minimum Interest Coverage Ratio
March 31, 2012	1.00 to 1.00
June 30, 2012	1.10 to 1.00
September 30, 2012	1.40 to 1.00
December 31, 2012	1.70 to 1.00
March 31, 2013	1.80 to 1.00
June 30, 2013	2.20 to 1.00
September 30, 2013	2.50 to 1.00
December 31, 2013	2.80 to 1.00
March 31, 2014	3.00 to 1.00

June 30, 2014	3.20 to 1.00
September 30, 2014	3.30 to 1.00
December 31, 2014	3.30 to 1.00

•

Minimum available cash, which includes unrestricted cash in which the administrative agent has a perfected first priority lien and the available commitment under the ABL facility (as defined below), of $50,000,000 at all times (subject to a cure period).

•	Minimum EBITDA (as defined in the Bank Group Credit Agreement) as described below:

Four Consecutive Fiscal Quarter Period Ending	Minimum Consolidated EBITDA
September 30, 2011	$125,000,000
December 31, 2011	$125,000,000
March 31, 2012	$160,000,000
June 30, 2012	$160,000,000
September 30, 2012	$210,000,000
December 31, 2012	$250,000,000
March 31, 2013	$275,000,000
June 30, 2013	$325,000,000
September 30, 2013	$370,000,000
December 31, 2013	$415,000,000
March 31, 2014	$450,000,000
June 30, 2014	$475,000,000
September 30, 2014	$495,000,000
December 31, 2014	$495,000,000

•	Maximum capital expenditures covenant as described below, which is subject to a 50% carry-forward of unused amounts to the immediately succeeding fiscal year and use of the available basket amount:

Period	Maximum Capital Expenditures
For the two consecutive fiscal quarters ending December 31, 2011	$90,000,000
For the four consecutive fiscal quarters ending December 31, 2012	$200,000,000
For the four consecutive fiscal quarters ending December 31, 2013	$250,000,000
For the four consecutive fiscal quarters ending December 31, 2014	$355,000,000
For the fiscal quarter ending March 31, 2015	$90,000,000

— Events of Default

The Bank Group Credit Agreement contains customary events of default (subject to materiality thresholds and grace periods), including: (a) non-payment of obligations (subject to a three business day grace period in the case of interest and fees); (b) breach of representations, warranties and covenants (subject to a thirty-day grace period in the case of certain affirmative covenants); (c) bankruptcy (voluntary or involuntary); (d) inability to pay debts as they become due; (e) cross default to material indebtedness; (f) ERISA events; (g) change in control; (h) invalidity of liens; (i) cross acceleration to material leases; (j) invalidity or illegality of the IBT Agreement, and (k) failure to maintain certain amounts of additional available cash commencing August 23, 2013.

ABL Facility

On July 22, 2011, YRCW Receivables LLC, a newly formed, bankruptcy remote, wholly-owned subsidiary of the Company (the “ABL Borrower”), JPMorgan Chase Bank, N.A., as administrative agent (the “ABL Administrative Agent”) and the lenders party thereto entered into a $225.0 million ABL last out term loan facility, (the “Term B Facility”) and a $175.0 million ABL first out term loan facility (the “Term A Facility,” and collectively with the Term B Facility, the “ABL facility”). The ABL facility will terminate on September 30, 2014 (the “Termination Date”).

Pursuant to the terms of the ABL facility, YRC Inc., USF Holland Inc. and USF Reddaway Inc. (each a subsidiary of the Company and each, an “Originator”) will each sell, on an ongoing basis, all accounts receivable originated by that Originator to the ABL Borrower. Under the ABL facility, the Company was appointed to act as initial servicer of the receivables, but the Company may delegate its duties to each Originator as a subservicer.

Material terms of the ABL facility include:

•

the ABL facility is be secured by a perfected first priority security interest in and lien (subject to permitted liens) upon all accounts receivable (and the related rights) of the ABL Borrower, together with deposit accounts into which the proceeds from such accounts receivable are remitted (collectively, the “ABL Collateral”);

•

the aggregate amount available under the ABL facility is subject to a borrowing base equal to 85% of Net Eligible Receivables, plus 100% of the portion of the ABL facility that has been cash collateralized, minus reserves established by the Agent in its permitted discretion; “Net Eligible Receivables” means, as of any day, the outstanding balance of eligible receivables, and reduced by specified concentration limits and unapplied cash;

•

on the closing date, the ABL Borrower drew the full Term B Facility (such loans, the “Term B Loans”) and $30.0 million under the Term A Facility (such loans, collectively with other loans incurred under the Term A Facility, the “Term A Loans”); amounts received by the ABL Borrower in connection with the closing date loans were utilized to acquire receivables from the Originators and to pay specified expenses;

•

subject to certain limitations, including compliance with the borrowing base, the ABL Borrower shall be entitled to request additional Term A Loans (in an aggregate amount not to exceed $175.0 million) prior to the Termination Date;

•	The ABL facility is subject to payment on the following terms:

•

loans under the ABL facility are subject to mandatory prepayment in connection with a borrowing base shortfall or loans in excess of the applicable commitment; any mandatory prepayments will be applied to cash collateralize the loans under the ABL facility; provided that any such cash collateral shall be released to the extent any such shortfall is reduced or eliminated;

•	borrowings under the Term B Facility are payable in equal quarterly amounts equal to 1% per annum, with the remaining balance payable on the Termination Date;

•

subject to specified exceptions, loans under the Term B Facility may be voluntarily prepaid only upon the termination of commitments under the Term A Facility and payment in full of all First Out Loans thereunder;

•	loans under the ABL facility and the commitments in respect thereof (i) may not be prepaid and or terminated on or prior to the first anniversary of the closing date and (ii) shall be subject to a 1%

prepayment premium after the first anniversary but on or prior to the second anniversary of the closing date;

•

interest on outstanding borrowings is payable at a rate per annum equal to the reserve adjusted LIBOR rate (which is the greater of the adjusted LIBOR rate and 1.50%) or the “ABR Rate” (which is the greatest of the applicable prime rate, the federal funds rate plus 0.5%, and the LIBOR rate plus 1.0%) plus an applicable margin, which, for Term A Loans, will equal 7.00% for LIBOR rate advances and 6.00% for ABR Rate advances, and for Term B Loans, will equal 9.75% for LIBOR rate advances and 8.75% for ABR Rate advances;

•	during the continuance of a termination event, the interest rate on outstanding advances will be increased by 2.00% per annum above the rate otherwise applicable;

•	a per annum commitment fee equal to 7.00% per annum on the average daily unused portion of the commitment in respect of the Term A Facility will be payable quarterly in arrears;

•

the Company was required to deposit an aggregate amount equal to $90.0 million (the “Escrow Amount”) into escrow accounts held by JPMCB, as escrow agent pursuant to an Incentive Escrow Agreement and a Delivery/Maintenance Escrow Agreement (together, the “Escrow Agreements”) setting forth the conditions under which the Escrow Amounts may be released to the Company;

•	the Company provided a customary, unsecured guaranty of the Originators’ recourse obligations under the ABL facility;

•

pursuant to the terms of a standstill agreement (the “Standstill Agreement”), certain trucks, other vehicles, rolling stock, terminals, depots or other storage facilities, in each case, whether leased or owned, are subject to a standstill period in favor of the collateral agent, the administrative agent and the other secured parties under the ABL facility for a period of 10 business days (absent any exigent circumstances arising as a result of fraud, theft, concealment, destruction, waste or abscondment) with respect to the exercise of rights and remedies by the secured parties with respect to those assets under the Company’s other material debt agreements; and

•

the ABL facility contains certain customary affirmative and negative covenants and “Termination Events,” including, without limitation, specified minimum consolidated EBITDA, unrestricted cash and capital expenditure trigger events (subject to certain exceptions, qualifications and materiality thresholds and grace periods), and certain customary provisions regarding borrowing base reporting and delivery of financial statements.

Amended and Restated Contribution Deferral Agreement

On July 22, 2011, the amendment and restatement of the contribution deferral agreement between certain subsidiaries of the Company and certain multiemployer pension funds (the “A&R CDA”) became effective, pursuant to that certain Amendment 10 to Contribution Deferral Agreement, dated as of April 29, 2011, by and among YRC Inc., USF Holland, Inc., New Penn Motor Express, Inc. and USF Reddaway Inc., as primary obligors (the “Primary Obligors”), the Trustees for the Central States, Southeast and Southwest Areas Pension Fund (“CS”) and the other pension funds party thereto (together with CS, the “Funds”), and Wilmington Trust Company, as agent (“Agent”), by and among the Primary Obligors, the Funds and the Agent, which continues to defer pension payments and deferred interest owed as of July 22, 2011 (each, “Deferred Pension Payments” and “Deferred Interest”).

— Maturity and Amortization

The maturity of the A&R CDA is March 31, 2015, and there will be no amortization.

— Interest

The Deferred Pension Payments and Deferred Interest bears interest at a rate, with respect to each Fund, per annum as set forth in its trust documentation as of February 28, 2011.

— Application of Certain Payments

In accordance with the reentry arrangements between each Fund and the Primary Obligors, a Fund may require the Primary Obligors to make payments of obligations owed to such Fund under the A&R CDA in lieu of payments required pursuant to the Amended National Master Freight Agreement (as defined therein) or make payments into an escrow arrangement, in each case in an amount equal to such Fund’s current monthly contribution amount.

— Collateral

The Funds maintain their first lien on existing first priority collateral. The Funds allow the secured parties under the Series A Indenture and Series B Indenture (as each are defined below) a second lien behind the secured parties to the Bank Group Credit Agreement on certain properties and the Funds have a third lien on such collateral.

— Most Favored Nations

If any of the Obligors enter into an amendment, modification, supplementation or alteration of the Bank Group Credit Agreement after July 22, 2011 that imposes any mandatory prepayment, cash collateralization, additional interest or fee or any other incremental payment to the Lenders thereunder not required as of July 22, 2011, the Primary Obligors shall pay the Funds 50% of a proportionate additional payment in respect of the Deferred Pension Payments and Deferred Interest, with certain exceptions.

— Guarantors

The A&R CDA guarantee is reaffirmed by its guarantors USF Glen Moore Inc. and Transcontinental Lease, S. de R.L. de C.V.

Indentures

On July 22, 2011, the Company issued $140.0 million in aggregate principal amount of the Series A Notes and $100.0 million in aggregate principal amount of the Series B Notes.

Series A Indenture

The Series A Notes are governed by an indenture (the “Series A Indenture”), dated as of July 22, 2011, among the Company, as issuer, the Guarantors and U.S. Bank National Association, as trustee. Under the terms of the Series A Indenture, the Series A Notes bear interest at a rate of 10% per year and will mature on March 31, 2015. Interest will be payable on a semiannual basis in arrears only in-kind through the issuance of additional Series A Notes.

The Series A Notes become convertible into common stock, provided that the Charter Amendment Merger has occurred, upon the second anniversary of the issue date of the Series A Notes. After such time, subject to certain limitations on conversion and issuance of shares, holders may convert any outstanding Series A Notes into shares of the Company’s common stock at the initial conversion price per share of approximately $0.1134. The conversion price may be adjusted for certain anti-dilution adjustments.

After the Charter Amendment Merger, holders of the Series A Notes will be entitled to vote with the Company’s common stock on an as-converted-to-common-stock-basis, provided, that, such number of votes shall be limited to 0.1089 votes for each such share of common stock on an as-converted-to-common stock-basis in order to comply with NASDAQ Listing Rule 5640. The Company may redeem the Series A Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date.

The Series A Indenture contains covenants limiting, among other things, the Company’s and its restricted subsidiaries’ ability to (i) create liens on assets and (ii) merge, consolidated or sell all or substantially all of the Company’s and the guarantor’s assets. The covenants are subject to important exceptions and qualifications.

The Series A Notes will be initially guaranteed by all of the Company’s domestic subsidiaries that guarantee obligations under the Company’s Bank Group Credit Agreement. If any of the Company’s existing or future domestic subsidiaries guarantees any indebtedness valued in excess of $5.0 million, then such subsidiary will also guarantee the Company’s indebtedness under the Series A Notes. In the event of a sale of all or substantially all of the capital stock or assets of any guarantor, the guarantee of such guarantor will be released. The Series A Notes and the guarantees of the Series A Notes will be senior secured obligations of the Company and the guarantors. The Series A Notes and related guarantees will be secured by junior priority liens on substantially the same collateral securing the Bank Group Credit Agreement (other than any leasehold interests and equity interests of subsidiaries to the extent such pledge of equity interests would require increased financial statement reporting obligations pursuant to Rule 3-16 of Regulation S-X). As of December 31, 2010, the common stock of the Company’s largest operating companies, such as YRC Inc., USF Holland Inc., New Penn Motor Express, Inc. and USF Reddaway Inc., would be excluded as collateral under these kick-out provisions.

Series B Indenture

The Series B Notes are governed by an indenture (the “Series B Indenture”), dated as of July 22, 2011, among the Company, as issuer, the Guarantors and U.S. Bank National Association, as trustee. Under the terms of the Series B Indenture, the Series B Notes bear interest at a rate of 10% per year and will mature on March 31, 2015. Interest will be payable on a semiannual basis in arrears only in-kind through the issuance of additional Series B Notes.

The Series B Notes become convertible into common stock upon the consummation of the Charter Amendment Merger. After such time, holders may convert any outstanding Series B Notes into shares of the Company’s common stock at the initial conversion price per share of approximately $0.0618. The conversion price may be adjusted for certain anti-dilution adjustments. Upon conversion, holders of Series B Notes will not receive any cash payment representing accrued and unpaid interest, however, such holders will receive a make whole premium paid in shares of the Company’s common stock for the Series B Notes that were converted.

After the Charter Amendment Merger, holders of the Series B Notes will be entitled to vote with the Company’s common stock on an as-converted-to-common-stock-basis, provided, that, such number of votes shall be limited to 0.0594 votes for each such share of common stock on an as-converted-to-common-stock-basis in order to comply with NASDAQ Listing Rule 5640. If a change of control of the Company occurs, the Company must give the holders of the Series B Notes the right to sell the Company their Series B Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

The Series B Indenture contains covenants limiting, among other things, the Company’s and its restricted subsidiaries’ ability to:

•	pay dividends or make certain other restricted payments or investments;

•	incur additional indebtedness and issue disqualified stock or subsidiary preferred stock;

•	create liens on assets;

•	sell assets;

•	merge, consolidate, or sell all or substantially all of the Company’s or the guarantors’ assets;

•	enter into certain transactions with affiliates; and

•	create restrictions on dividends or other payments by the Company’s restricted subsidiaries.

These covenants are subject to important exceptions and qualifications.

The Series B Notes will be initially guaranteed by all of the Company’s domestic subsidiaries that guarantee obligations under the Company’s Bank Group Credit Agreement. If any of the Company’s existing or future domestic subsidiaries guarantees any indebtedness valued in excess of $5.0 million, then such subsidiary will also guarantee the Company’s indebtedness under the Series B Notes. In the event of a sale of all or substantially all of the capital stock or assets of any guarantor, the guarantee of such guarantor will be released. The Series B Notes and the guarantees of the Series B Notes will be senior secured obligations of the Company and the guarantors. The Series B Notes and related guarantees will be secured by junior priority liens on substantially the same collateral securing the Bank Group Credit Agreement (other than any leasehold interests and equity interests of subsidiaries to the extent such pledge of equity interests would require increased financial statement reporting obligations pursuant to Rule 3-16 of Regulation S-X). As of December 31, 2010, the common stock of the Company’s largest operating companies, such as YRC Inc., USF Holland Inc., New Penn Motor Express, Inc. and USF Reddaway Inc., would be excluded as collateral under these kick-out provisions.

Registration Rights Agreements

On July 22, 2011, the Company and its guarantor subsidiaries entered into registration rights agreements with those holders of its Series A Notes, Series B Notes and Series B Preferred Stock who may be deemed to be its affiliates upon the closing of the Exchange Offer. Pursuant to the registration rights agreements, the Company has agreed to prepare and file with the Securities and Exchange Commission (“SEC”) a registration statement covering the resale of such Series A Notes and Series B Notes, as applicable, and the shares of its common stock such securities are convertible into, as well as the shares of its common stock underlying the Series B Preferred Stock, on or prior to the “filing deadline.” The “filing deadline” for each of the initial registration statements is the fifth business day following the date of the consummation of the charter amendment merger described in the Prospectus. The Company must use its commercially reasonable efforts to cause each such registration statement to be declared effective by the SEC as soon as practicable, but no later than the “effectiveness deadline.” The “effectiveness deadline” for each initial registration statement is sixty (60) days after the filing deadline; subject to certain exceptions.

In the case of the registration statement for the Series A Notes and the registration statement for the Series B Notes, if (i) such registration statement is not filed with the SEC on or prior to its filing deadline, (ii) such registration statement is not declared effective on or prior to its effectiveness deadline, or (iii) after such registration statement has been declared effective, the Company fails to keep the registration statement effective or the prospectus forming a part of such registration statement is not usable for more than an aggregate of 30 trading days (which need not be consecutive) (other than during a grace period) or (iv) a grace period exceeds the length of an allowable grace period (each of the events described in clauses (i) through (iv), an “event”) then, in each case, the Company will be required to pay as partial liquidated damages to such holders of Series A Notes or Series B Notes, as applicable, an amount equal to 0.25% of the aggregate principal amount of such holders’ Series A Notes or Series B Notes, as applicable, for the first 30 days from the date of the event until the event is cured (which rate will be increased by an additional 0.25% per annum for each subsequent 30-day period that liquidated damages continue to accrue, provided that the rate at which such liquidated damages accrue may in no event exceed 2.00% per annum). All liquidated damages will be paid on the same day that interest is payable on the Series A Notes or Series B Notes, as applicable, and will be paid-in-kind in Series A Notes or Series B Notes, as applicable.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the Closing, obligations under that certain Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008 (as amended, the “ABS Facility”), among the Company as Performance Guarantor, Yellow Roadway Receivables Funding Corporation (“YRRFC”) as Seller, Falcon Asset Securitization Company LLC, Three Pillars Funding LLC and Amsterdam Funding Corporation, as Conduits; the

financial institutions party thereto, as Committed Purchasers; Wells Fargo Bank, N.A. (successor to Wachovia Bank, National Association), as Wells Fargo Agent and LC Issuer, SunTrust Robinson Humphrey, Inc., as Three Pillars Agent; The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), as Amsterdam Agent; and JPMorgan Chase Bank, N.A., as Falcon Agent and Administrative Agent were paid in full and the ABS Facility was terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this Current Report on Form 8-K are also responsive to Item 2.03 of this report and are incorporated by reference herein.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Stand; Transfer of Listing.

On July 22, 2011, the Company received a staff determination letter from The NASDAQ Stock Market (“NASDAQ”) stating that the Company’s common stock should be delisted because the Company issued the Series B Preferred Stock, the Series A Notes and the Series B Notes at the Closing in violation of NASDAQ Listing Rules 5635(b) and 5635(d) and because such issuance raises public interest concerns under NASDAQ Listing Rule 5101. The Company intends to appeal the staff’s determination to a hearing panel pursuant to the procedures set forth in the NASDAQ Listing Rule 5800 series.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 22, 2011, the Company filed a Certificate of Designations with the Delaware Secretary of State for the purposes of amending its certificate of incorporation, as amended, to fix the designations, preferences, powers and rights of its Series A Voting Preferred Stock. The share of Series A Voting Preferred Stock has a liquidation preference of $1.00 and does not pay any dividends. The IBT, as the holder of the one share of Series A Voting Preferred Stock, will be permitted to appoint two directors to the Company’s board of directors, until such time at which the share is redeemed by the Company in accordance with its terms. The share of Series A Voting Preferred Stock will be redeemed if the IBT and the Company’s subsidiaries cease to be in a collective bargaining agreement that provides for such governance rights, if the IBT ceases to be the authorized representative of such subsidiaries’ employees or if the IBT transfers or attempts to transfer the share. Prior to any redemption of the share of Series A Voting Preferred Stock, the IBT will also be able to appoint one of its appointed directors to each of the governance, audit, finance and compensation committees of the board of directors, provided that such director satisfies certain independence requirements. The description of the Certificate of Designations is qualified in its entirety by reference to the full text of the Certificate of Designations, attached hereto as Exhibit 3.1 and incorporated by reference.

On July 22, 2011, the Company filed a Certificate of Designations with the Delaware Secretary of State for the purposes of amending its certificate of incorporation, as amended, to fix the designations, preferences, powers and rights of its Series B Preferred Stock. The Series B Preferred Stock has an initial liquidation preference of approximately $44.38 per share, subject to the accrual of dividends. Upon closing of the Charter Amendment Merger, shares of Series B Preferred Stock will automatically convert into shares of the Company’s common stock, at a rate equal to approximately 372.6404 shares of common stock per $44.38 of liquidation preference of the Series B Preferred Stock, subject to certain anti-dilution adjustments. The number of shares of common stock to be received will be rounded down to the nearest whole number to the extent that a holder of Series B Preferred Stock would be entitled to receive a fractional share of common stock. The Series B Preferred Stock will not accrue dividends until and unless the date on which the Company’s stockholders vote to reject the proposal to approve the Charter Amendment Merger at the first meeting of stockholders upon which such matter is submitted for a vote or otherwise on the 60th day following the Closing if stockholder approval has not been obtained by such date (the “Dividend Accrual Date”). Beginning on and following such Dividend Accrual Date and ending on the date upon which the Company completes the Charter Amendment Merger, the Series B Preferred Stock shall accrue cumulative dividends on its liquidation preference at an annual rate of 20%, which shall be added to the liquidation preference of such preferred stock on a quarterly basis. Upon the Closing and prior to any conversion of the Series B Preferred Stock, the holders of the Series B Preferred Stock have the right to vote on all matters presented to stockholders on an as-converted-to-common-stock-basis, provided, that, such number of votes shall be limited to

0.1145 votes for each such share of common stock on an as-converted-to-common stock-basis in order to comply with NASDAQ Listing Rule 5640. This description of the Certificate of Designations is qualified in its entirety by reference to the full text of the Certificate of Designations, attached hereto as Exhibit 3.2 and incorporated by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “would,” “anticipate,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. The Company’s future results could differ materially from any results projected in such forward-looking statements because of a number of factors, including (among others), the effect of the restructuring, the Company’s ability to generate sufficient cash flows and liquidity to fund operations, which raises substantial doubt about the Company’s ability to continue as a going concern, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the Company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the three months ended March 31, 2011.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Certificate of Designations of Series A Voting Preferred Stock.

3.2	Certificate of Designations of Series B Convertible Preferred Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: July 25, 2011	By:	/s/ Jeff P. Bennett
Jeff P. Bennett
Vice President - Legal, Interim General Counsel and
Secretary

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Designations of Series A Voting Preferred Stock.

3.2	Certificate of Designations of Series B Convertible Preferred Stock.